Exhibit 3.202

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PINNACLE CONSULTANTS MID-ATLANTIC, L.L.C.

Dated as of December 18th, 2009

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF
PINNACLE CONSULTANTS MID-ATLANTIC, L.L.C.

This Third Amended and Restated Limited Liability Company Agreement (this “Agreement”), dated as of December      , 2009 (the “Effective Date”) of Pinnacle Consultants Mid-Atlantic, L.L.C., a Delaware limited liability company (the “Company”), is by Apex Acquisition LLC., a Delaware limited liability company, as the sole member (the “Sole Member”).

Recitals

A.            The Company was originally formed as a Texas limited liability company by the filing of a certificate of formation of the Company with the Texas Secretary of State on November 19, 2007.  The Company has previously been governed by the Company Agreement of the Company, dated as of November 19, 2007, as amended and restated on June 1, 2008 and August 6, 2008 (the “Existing Agreement”).

B.            In connection with the Purchase Agreement (as defined below) the Company was converted to a Delaware limited liability company effective December      , 2009, pursuant to the filing of a certificate of conversion and accompanying certificate of formation with the Delaware Secretary of State on December      , 2009 and the filing of a certificate of conversion with the Texas Secretary of State on December      , 2009.

C.            In connection with the Purchase Agreement, on December      , 2009, the Company redeemed all of the issued and outstanding Class A units of the Company held by each of Dr. William Isaacson and Dr. William Goldstein.  Following such redemption, Expansion Management Services, L.P., a Texas limited partnership (“PCMS”), was the owner of all of the issued and outstanding Class A and Class B units of the Company, which together constituted all of the issued and outstanding membership interests of the Company.

D.            Pursuant to the terms of a Unit Purchase Agreement dated as of November 9, 2009 (as amended, modified or supplemented, the “Purchase Agreement”), by and among PCMS, the Sole Member, and, for the limited purposes identified therein, EmCare, Inc. and Pinnacle Consultants Limited Partnership, immediately prior to the execution of this Agreement the Sole Member acquired from PCMS all of the issued and outstanding membership interests of the Company in exchange for the consideration set forth in the Purchase Agreement.

E.             In connection with the Purchase Agreement, the Sole Member now desires to amend and restate the Existing Agreement, to, among other things, redesignate the outstanding Class A units and Class B units of the Company into a sole class of membership interests in the Company, and to provide for (i) the relative rights, privileges and preferences of the Sole Member, and (ii) the management and other rights of the Sole Member, in each case as set forth in this Agreement.

ARTICLE I
GENERAL

1.1          Purpose and Power.  The purpose and business of the Company shall be the conduct of any business or activity that may be lawfully conducted by a limited liability company organized pursuant to the Delaware Limited Liability Company Act (the “Act”), and the Company shall have all of the powers of a limited liability company conferred by the Act.  Any or all of the foregoing activities may be conducted directly by the Company or indirectly through another company, joint venture or other arrangement.

1.2          Term.  The Company shall have perpetual existence and shall continue until it is dissolved by the written consent of the Sole Member.  Upon the dissolution or termination of the Sole Member, its legal representative or successor shall become a member of the Company and shall exercise all rights and powers conferred upon the Sole Member by this Agreement.

1.3          LLC Agreement.  To the full extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that is also provided for in the Act.

1.4          Additional Members.  Additional members shall be admitted only by written amendment of this Agreement executed by the Sole Member.

ARTICLE II
CAPITAL CONTRIBUTIONS

2.1          Prior Capital Contribution.  The Sole Member, or its predecessor, has contributed to the Company the amounts, property or services set forth in the books and records of the Company.

2.2          Additional Capital Contributions.  The Sole Member may, but shall not be required to, make additional capital contributions to the Company.

2.3          Sole Member Loans and Other Debt.  The Company may borrow funds from any source, including the Sole Member.  Any loan made by the Sole Member to the Company shall be payable out of the first available funds, including proceeds from the sale of all or any portion of the assets of the Company.

2.4          Return of Capital Contributions.  Capital contributions shall be expended in furtherance of the business of the Company.  All costs and expenses of the Company shall be paid from its funds.  No interest shall be paid on capital contributions.

2.5          Enforcement of Capital Contribution Obligations.  The membership interests were duly authorized and validly issued, and are fully paid and nonassessable.  Except as expressly agreed in writing by the Sole Member, no person other than the Sole Member shall have the right to enforce any obligation the Sole Member may undertake to contribute capital to the Company, and specifically no lender or other third party shall have any such right.

ARTICLE III
DISTRIBUTIONS

The Company may make distributions of cash or other assets of the Company to the Sole Member at such times and in such amounts as the Sole Member shall determine.

ARTICLE IV
ALLOCATION OF PROFIT AND LOSS

4.1          Determination of Profit and Loss.  Profit or loss shall be determined on an annual basis and for such other periods as may be required.

4.2          Allocation of Profit and Loss.  The Company is and at all times shall be a business entity that, solely for federal income tax purposes, is disregarded as an entity separate from its owner.  All items of Company profit, loss, income, gain, deduction and credit shall, for federal income tax purposes, be attributed to the Sole Member.

ARTICLE V
MANAGEMENT

5.1          Management Authority.  Management of the Company shall be vested in the Sole Member.  The Sole Member shall have the power and authority to conduct the business of the Company and is hereby expressly authorized on behalf of the Company to make all decisions with respect to the Company’s business and to take all actions necessary to carry out such decisions.  All documents executed on behalf of the Company need only be signed by the Sole Member or by an authorized officer of the Company.  An officer properly appointed pursuant to this Agreement may sign those documents that relate to the power and authority generally or specifically granted to such officer by the Sole Member, by the President of the Company or by this Agreement.

5.2          Reliance by Third Parties.  No third party dealing with the Company shall be required to ascertain whether the Sole Member or any Company officer is acting in accordance with the provisions of this instrument.  All third parties may rely upon a document signed by the Sole Member or by any Company officer as binding the Company.

5.3          Resignation.  The Sole Member may resign at any time by giving written notice of resignation to any authorized officer.  Unless otherwise specified in the notice, the resignation shall take effect upon receipt by any authorized officer and an acceptance of the resignation by it shall not be necessary to make it effective.

5.4          Implied Covenants; No Additional Duties.  There are no implied covenants of the Sole Member contained in this Agreement other than those of the contractual covenant of good faith and fair dealing.  The Sole Member shall not have any fiduciary or other duties to the Company except as specifically provided by this Agreement, and the Sole Member’s duties and liabilities otherwise existing at law or in equity are restricted and eliminated by the provisions of this Agreement to those duties and liabilities specifically set forth in this Agreement.  Notwithstanding any contrary provision of this Agreement, in carrying out any duties hereunder, the Sole Member shall not be liable to the Company for breach of any duty for the Sole Member’s good faith reliance on the provisions of this Agreement, the records of the Company, or such information, opinions, reports or statements presented by any officer or employee of the Company, or by any other person as to matters the Sole Member reasonably believes are within such other person’s professional or expert competence.  The preceding sentence shall in no way limit any person’s right to rely on information to the extent provided in Section 18-406 of the Act.

ARTICLE VI
OFFICERS

6.1          Number and Qualification.  From time to time, the Sole Member may appoint such officers of the Company as it deems appropriate.  The officers of the Company may consist of a Chief Executive Officer, a President, a Chief Operating Officer, a Treasurer, a Secretary, a Chief Financial Officer, one or more Assistant Secretaries, one or more Executive Vice Presidents and such other officers as may from time to time be elected by the Sole Member.  Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.  Any number of offices may be held by the same person.

6.2          Chief Executive Officer.  The Chief Executive Officer of the Company shall, subject to the direction and supervision of the Sole Member, perform all duties incident to the office of Chief Executive Officer and as from time to time may be assigned to him by the Sole Member.

6.3          President.  The President of the Company shall, subject to the direction and supervision of the Sole Member, perform all duties incident to the office of President and as from time to time may be assigned to him by the Sole Member.

6.4          Chief Operating Officer.  The Chief Operating Officer of the Company shall, subject to the direction and supervision of the Sole Member, perform all duties incident to the office of Chief Operating Officer and as from time to time may be assigned to him by the Sole Member.

6.5          Treasurer.  The Treasurer of the Company shall, subject to the direction and supervision of the Sole Member, perform all duties incident to the office of Treasurer and as from time to time may be assigned to him by the Sole Member.

6.6          Secretary.  The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the Sole Member.  He or she shall have charge of the limited liability company books and shall perform such other duties as the Sole Member may from time to time prescribe.  Assistant Secretaries of the Company, if any, shall have the same duties and powers, subject to supervision by the Secretary.

6.7          Chief Financial Officer.  The Chief Financial Officer of the Company shall, subject to the direction and supervision of the Sole Member, perform all duties incident to the office of Chief Financial Officer and as from time to time may be assigned to him by the Sole Member.

6.8          Executive Vice President.  Each Executive Vice President shall have such powers and duties as may be delegated to him or her by the President or the Sole Member.

6.9          Assistant Secretary.  Each Assistant Secretary shall, subject to the direction of the supervision of the Secretary, perform all duties incident to the office of the Assistant Secretary and as from time to time may be assigned to him by the Secretary or the Sole Member.

6.10        Delegation of Authority.  To the fullest extent permitted by law, the Sole Member may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

6.11        Removal.  Any officer of the Company may be removed at any time, with or without cause, by the Chief Executive Officer (or the President, if there is no Chief Executive Officer at such time) or the Sole Member.

6.12        Resignation.  Any officer may resign at any time by giving written notice to the Company; provided, however, that notice to the Sole Member, the Chief Executive Officer or the Secretary shall be deemed to constitute notice to the Company.  Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

6.13        Vacancies.  Any vacancy among the officers, whether caused by death, resignation, removal or any other cause, shall be filled in the manner prescribed for election or appointment to such office.

6.14        Action with Respect to Securities of Other Entities.  Unless otherwise directed by the Sole Member, the Chief Executive Officer and the President shall have power to vote and otherwise act on behalf of the Company, in person or by proxy, at any meeting of stockholders, members or other equity owners of, or with respect to any action of stockholders, members, or other equity owners of, any corporation, limited liability company or other entity in which this Company may hold securities and otherwise to exercise any and all rights and powers which this Company may possess by reason of its ownership of securities in such other corporation, limited liability company or other entity.

ARTICLE VII
INDEMNIFICATION

7.1          Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that it, he or she is or was a member or an officer of the Company or, while serving as a member or officer of the Company, is or was serving at the request of the Company as a manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a manager, director, officer, employee or agent or in any other capacity while serving as a manager, director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.3 with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized in the first instance by the Sole Member.

7.2          Right to Advancement of Expenses.  The right to indemnification conferred in Section 7.1 shall include the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition.  The rights to indemnification and to the advancement of expenses conferred in Section 7.1 and this Section 7.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a member, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

7.3          Right of Indemnitee to Bring Suit.  If a claim under Section 7.1 is not paid in full by the Company within 60 days (or, with respect to claims under Section 7.2, 20 days) after a written claim has been received by the Company, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee, to the fullest extent permitted by law, shall be entitled to be paid also the expense of prosecuting or defending such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Company.

7.4          Non-Exclusivity of Rights; Effect of Amendment.  The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire by any statute, agreement, vote of the Sole Member or otherwise.  Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or it successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

7.5          Insurance.  The Company may maintain insurance, at its expense, to protect itself and the Sole Member, officer, employee or agent of the Company or another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any expense, liability or loss.

7.6          Indemnification of Employees and Agents of the Company.  The Company may, to the extent authorized from time to time by the Sole Member, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of the Sole Member and officers of the Company.

ARTICLE VIII
SOLE MEMBER

8.1          Liability.  The Sole Member shall have no liability under a judgment, decree, or order of a court, or in any other manner, for any debt, obligation, or liability of the Company.

8.2          Meetings.  Meetings of the Sole Member shall not be required for any purpose.  All actions of the Sole Member may be evidenced by a written consent describing the action taken, signed by the Sole Member.  Any action evidenced by such a written consent is effective on the date the consent is signed by the Sole Member, unless the consent specifies a different effective date.

8.3          Transfer of Interest.  The interest of the Sole Member in the Company may be transferred by the Sole Member voluntarily or by operation of law.  Upon transfer of the entirety of the Sole Member’s interest in the Company, the transferee shall, without further documentation or action, become the sole member of the Company.

8.4          Conflicts of Interest.  The Sole Member shall be entitled to engage in other activities and businesses, including, without limitation, activities and businesses competitive with the activities and business of the Company.  The Sole Member shall not be required to give the Company the opportunity to participate in, or benefit from, any such activities or businesses.  The Sole Member shall not be deemed to violate any duty or obligation to the Company merely because the Sole Member’s conduct furthers the Sole Member’s own interest.  The Sole Member may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company, and has the same rights an obligations with respect to any such matters as those of a person who is not a member of the Company.

ARTICLE IX
DISSOLUTION AND TERMINATION

9.1          Final Accounting.  In the event of the dissolution of the Company, a proper accounting shall be made as provided in Section 9.2 from the date of the last previous accounting to the date of dissolution.

9.2          Liquidation.  Upon the dissolution of the Company, the Sole Member, or if the Sole Member is unable to act, a person selected by the Sole Member, shall act as liquidator to wind up the Company.  The liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and businesslike manner.  All proceeds from liquidation shall be distributed in the following order of priority: (1) to the payment of debts and liabilities of the Company and the expenses of liquidation (including loans made by the Sole Member to the Company); (ii) to the setting-up of such reserves as the liquidator may reasonably deem necessary for any contingent liabilities of the Company; and (iii) to the Sole Member.

9.3          Distribution in Kind.  The liquidator, in its absolute discretion, may distribute one or more of the Company’s assets in kind to the person or entity entitled to receive the proceeds from such asset.

ARTICLE X
GENERAL PROVISIONS

10.1        Amendment.  This Agreement may not be amended except by a written instrument signed by the Sole Member.

10.2        Applicable Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

10.3        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original.

[Signatures on next page.]

This Agreement has been executed to be effective as of the Effective Date.

SOLE MEMBER:

Apex Acquisition LLC

By:	EmCare, its sole member

By:	/s/ William A. Sanger
Name: William A. Sanger
Title: Chief Executive Officer

[Signature Page to Third Amended and Restated LLC Agreement of Pinnacle Consultants Mid-Atlantic, L.L.C.]